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                                                                 Exhibit 4.5
                                 AMENDMENT NO. 2
                                     TO THE
                              ROADWAY EXPRESS, INC.
                            401(k) STOCK SAVINGS PLAN
                            -------------------------

                  THIS AMENDMENT NO. 2 is made and executed this 11th day of November, 1996, by Roadway Express, Inc. (the "Company") to be effective as of January 1, 1996. Words and phrases used herein with initial capital letters which are defined in the Roadway Express, Inc. 401(k) Stock Savings Plan (the "Plan") are used herein as so defined.

                                    Section 1
                                    ---------

                  1. Section 2.18 of the Plan is amended in its entirety to read as follows:

                  2.18  Covered Employees
                        -----------------

                           'Covered Employee' means any Employee of an Employer
                  who is in a class or group to which the Employer has extended eligibility for participantion in the Plan, excluding, however, any Employee who (a) is included in a collective bargaining unit (either directly or through an employer's association) unless the collective bargaining agreement expressly provides that the Employee is not to be eligible under the Plan, (b) is a non-resident alien (other than an alien who is only temporarily located outside of the United States) or (c) is a leased employee (as defined in Section 2.23).

                                    Section 2
                                    ---------

                  2. Section 2.32 of the Plan is amended in its entirety to read as follows:

                  2.32  Hours of Service
                  ----------------------

                           (a) 'Hours of Service' means an hour for which an
                  Employee is paid, or entitled to payment, by one or more Controlled Group Members for the performance of duties as an Employee and, with respect to an Employee who is designated by his Employer as a 'temporary or casual employee,' shall be determined in accordance with the provisions of 29 C.F.R.
                  Section 2530.200b-2(a) and (b), which provisions are incorporated herein by reference.

                           (b) For purposes of determining the Hours of Service
                  of an Employee designated by his Employer as a 'temporary or casual employee,' Hours of Service shall be credited to eligibility computation periods and Plan Years in accordance with the provisions of 29 C.F.R. Section 2530.200b-2(c), which provisions are incorporated hereby by reference.

                           (c) Anything in the Plan to the contrary
                  notwithstanding, for purposes of determining the Hours of Service of an Employee designated by his Employer as a 'temporary or casual employee,' such Employee shall be credited with such Hours of Service not otherwise credited to him unde the Plan as may be required by any applicable law.


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                                    Section 3

                  3. New Subsections 2.37(c) and (d) are added to the Plan immediately following Subsection 2.37(b) to read as follows:

                           (c) Notwithstanding the provisions of Subsection (a)
                  of this Section, with respect to an Employee who is designated by his Employer as a 'temporary or casual employee,' '1-Year Break in Service' means a Plan Year in which such Employee does not complete more than 500 Hours of Service.

                           (d) Notwithstanding the provisions of Subsection (b)
                  of this Section, if an Employee who is designated by his Employer as a 'temporary or casual employee' is absent from work for any period due to (i) the pregnancy of the Employee,
                  (ii) the birth of a child of the Employee, (iii) the placement of a child of the Employee in connection with the adoption of such child by the Employee, or (iv) caring for a child for a period beginning immediately following the birth or placement of such child, such Employee shall receive credit for Hours of Service equal to:

                                    (A) the number of Hours of Service which
                           otherwise would normally have been credited to him but for the absence; or

                                    (B) if the number of Hours of Service under
                           Subparagraph (A) is not determinable, eight (8) Hours of Service per normal work day of the absence;

                  provided, however, that no more than 501 Hours of Service shall be credited under this Subsection by reason of the absence. The Hours of Service shall be credited:

                                            (I) in the Plan Year in which the
                                    absence from work begins, if the Employee would be prevented from incurring a 1-Year Break in Service in such Year; or

                                            (II) in the immediately following
                                    Plan Year.

                                    Section 4
                                    ---------

                  4. Section 2.62 of the Plan is amended in its entirety to read as follows:

                  2.62  Years of Service
                  ----------------------

                           'Year of Service' means:

                           (a) Except as provided in Subsection (b) of this
                  Section, each portion of an Employee's Period of Service that equals 365 days (whether or not consecutive); and

                           (b) With respect to an Employee who is designated by
                  his Employer as a 'temporary or casual employee,' such Employee shall be credited with a Year of Service when he is credited with at least 1,000 Hours of Service in the 12- month period beginning with his Employment Commencement Date and, if applicable, his Reemployment Commencement Date, either of which 12-month


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                  periods shall be the 'Initial Eligibility Computation Period.'
                  Whether or not such an Employee is entitled to be credited with 1,000 Hours of Service during an Initial Eligibility Computation Period, such Employee shall be credited with a Year of Service if he is credited with at least 1,000 Hours of Service during the Plan Year which includes the first anniversary of his Employment Commencement Date or Reemployment Commencement Date (whichever is applicable) or any Plan Year thereafter.


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        IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed by its duly appointed officer.



In the presence of:                     ROADWAY EXPRESS, INC.



                                        By:      /s/ J. Dawson Cunningham
--------------------                            -----------------------------
                                        Name:   J. Dawson Cunningham
                                        Title:  Vice President - Finance
                                                  and Administration